Exhibit 99.1

IA GLOBAL ANNOUNCES THE CLOSING OF THE 100% ACQUISITION OF ASIA PREMIER EXECUTIVE SUITES, INC.

SAN FRANCISCO, CA June 2, 2008/Business Wire/

IA Global, Inc. (Amex: IAO) announced that it had acquired 100% of Asia Premier Executive Suites, Inc. (“Asia Premier”), a Philippine Business Process Outsourcing (“BPO”) company on May 27, 2008. Asia Premier will be the fourth investment by IA Global into the BPO industry and its third investment in the Philippines.

Asia Premier provides flexible in-bound and out-bound call center, lead generation, and co-location service solutions on a very competitive basis to international companies. Asia Premier facilities are equipped with a fully redundant, world-class internet and network facilities, are capable of handling 300 or more seats, has a 24-hour back-up so clients can be assured for a seamless service, consistent high-quality bandwidth and technical support 365 days a year. IA Global intends to use Asia Premier as its Southern Pacific hub to which future BPO acquisitions will be added. IA Global confirmed that it has taken immediate action to merge the operations of Shift Resources, the BPO business it acquired on April 10, 2008, into the Asia Premier facilities and business. The combined business will have approximately 180 seats and it is expected this will expand to 200 seats in the near future. Similar to Shift Resources, Asia Premier has a number of long term clients who deliver a regular revenue stream and profit. Significantly both Shift Resources and Asia Premier enjoy an extensive pipeline of prospective new clients.

The transaction was structured as a share exchange in which the company issued 1,250,000 shares of its common stock at $.24 per share, the close price during the negotiations, totaling $300,000; plus three Notes Payable totaling $268,000, which fall due over the next nine months, and an earn-out capped at $50,000 based on profitability of the Asia Premier business over the next nine months. The parties agreed to value the transaction at $618,000.

Excluding the addition of any new large contracts, the merged Shift Resources and Asia Premier operations are tentatively projected to produce revenues of $2,300,000 and an EBITDA of approximately 15% in FY 2008/9 before the earn-out.

IA Global’s CEO, Derek Schneideman said, “With the closing of the Asia Premier acquisition in the Philippines, we have taken a significant step forward in the execution of our Southern Asia BPO strategy. As previously indicated, our goal is to acquire and roll-up into a single company a number of 20 – 100 seat call centers in the Philippines. Aggregating these businesses into a single organization we anticipate will deliver economies of scale, greater marketing leverage, and the opportunity of wage arbitraging and increased productivity. Continued success in executing our strategy, we believe will quickly result in an increase in revenues and profits at the IA Global consolidated level. Our goal for FY 2008/9 is to end the year with approximately 1,000 seats in our combined Philippines business, operating 24/7 in providing services across four major geographies and time zones, i.e. the US, Europe, Asia, and Oceania. We will deploy the multi-industry success model that we have refined in Japan at our 100% owned subsidiary, Global Hotline, Inc. to accelerate the growth potential of our Philippines operations. Additional value will be derived once our application for PEZA status (Philippine Economic Zone Authority) has been concluded. PEZA provides for a 3 – 8 years exemption on all taxes, including corporate tax, payroll tax, valued added tax, and personal income taxes of employees. I am extremely confident in the future prospects offered by our Philippine BPO strategy and look forward to our Philippine based operations growing, at least, as fast as the year on year growth we have witnessed in our Japan based BPO operations.

About IA Global, Inc.

IA Global, Inc. (“IA Global”) is a strategic holding Company with a dedicated focus on growth of existing business, together with expansion through mergers and acquisitions in the Pacific Rim region. Our mission is to identify and invest in business opportunities, apply our skills and resources to nurture and enhance the performance of those businesses across key business metrics, and to deliver accelerating shareholder value.

To realize this plan, the Company is actively expanding investments in the business process outsourcing, human capital and resources, and B2B sectors. These sectors demonstrate long-term growth prospects in which we, by applying our skills and resources can add significant value to our investments. Beyond Japan, the Company is expanding its reach to encompass Hong Kong/China, the Philippines/Singapore, and India and the outstanding growth opportunities and synergies these markets present.

In Japan, IA Global is 100% owner of Global Hotline, Inc., a Business Process Outsourcing organization, operating several major call centers providing outbound telemarketing services for telecommunications and insurance products. Since our acquisition of Global Hotline in June 2005, this business has expanded rapidly with the signing of significant multi-year contracts with major corporations. In the Philippines, we acquired 100% of Shift Resources, LLC on April 10, 2008 and Asia Premier Executive Suites, Inc. on May 27, 2008, multi-service call center operations.

In the Asia Pacific region, the Company has equity investments of 25.0% in GPlus Media Co Ltd, 20.25% in Slate Consulting Co Ltd and 36.0% in Australian Secured Financial Limited.

For further information, contact:

Investor Relations

IA Global, Inc.

101 California Street, Suite 2450

San Francisco, CA 94111

415-946-8828 (t)

415-946-8801 (f)

ir@iaglobalinc.com

www.iaglobalinc.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. The comments concerning profitability, revenue and revenue growth, target markets and sectors and the Asia Global B2B strategy are forward looking statements. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of IA Global. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital to support our operations and projections of revenues and profitability. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.